Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-227938) of our report dated April 25, 2019 relating to the consolidated financial statements and financial statement schedule of X Financial and its subsidiaries and its consolidated variable interest entities (the “Group”) (which our report expresses an unqualified opinion and includes an explanatory paragraph referring to the translation of Renminbi amounts to United States dollar amounts), appearing in this Annual Report on Form 20-F of the Group for the year ended December 31, 2018.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP
Shanghai, the People’s Republic of China

April 25, 2019